UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(A) of the Securities
Exchange Act of 1934
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SLM CORPORATION

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FOR IMMEDIATE RELEASE	Investor Contact:	Media Contact:
	Steve McGarry 703/984-6746	Martha Holler 703/984-5178
SLM CORPORATION ISSUES STATEMENT REGARDING MERGER
RESTON, Va., Aug. 6, 2007 – In response to numerous inquiries about its pending merger, SLM Corporation (NYSE: SLM) reaffirmed that its merger with an affiliate of J.C. Flowers & Co., Bank of America and JPMorgan Chase (“Buyer”) can and should be consummated in October 2007.
     Sallie Mae has been advised by the Buyer that FDIC approval for the application pending before the FDIC regarding the transfer of Sallie Mae Bank is likely to be obtained in September. If FDIC approval is not obtained in September, Sallie Mae believes it can take steps that will trigger the Buyer’s debt marketing period beginning in September. Subject to shareholder approval, all other material conditions to closing the transaction will have been met on Aug. 15, 2007. Termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was granted on June 18, 2007. The special meeting of shareholders to consider and vote on the merger agreement is scheduled to be held Aug. 15, 2007.
     The Company reaffirms its confidence that legislative proposals currently being considered by the U.S. Congress would not, if enacted, constitute a Material Adverse Effect (“MAE”) under the merger agreement. Legislation only would be relevant for MAE consideration to the extent its adverse impact materially exceeds the adverse impact of the matters already disclosed to the Buyer before the signing of the merger agreement. Sallie Mae estimates the adverse impact of existing legislative proposals on projected 2008-2012 net income to be less than 10 percent as compared to the matters already disclosed to the Buyer. Under applicable legal standards, this impact would not constitute an MAE.
     The Company noted that the Buyer apparently shares its view that enacted legislation must be materially more adverse than proposed legislation to constitute an MAE. At the May 31, 2007 presentation to its limited partners, J.C. Flowers & Co. made the following written statement: “...Legislation enacted by Congress that would be materially [italics added] adverse to Sallie Mae as compared to the proposed legislation disclosed in the SLM 2006 10-K could trigger a material adverse effect.”
     A more detailed MAE discussion will be included with the Company’s Second Quarter 10Q, which will be filed tomorrow morning.
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Sallie Mae      •      12061 Bluemont Way      •      Reston, Virginia 20190       •      www.salliemae.com

IMPORTANT ADDITIONAL INFORMATION REGARDING THE MERGER HAS BEEN FILED WITH THE SEC:
In connection with the proposed merger, Sallie Mae filed its proxy statement with the Securities and Exchange Commission (the “SEC”) on July 18, 2007. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Sallie Mae’s security holders and other interested parties may also obtain, without charge, a copy of the proxy statement and other relevant documents by directing a request by mail or telephone to Investor Relations, SLM Corporation, 12061 Bluemont Way, Reston, Va. 20190, telephone 703/984-6743, or from Sallie Mae’s Web site, http://www.salliemae.com.
Sallie Mae and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Sallie Mae’s shareholders with respect to the Merger. Information about Sallie Mae’s directors and executive officers and their ownership of Sallie Mae’s common stock is set forth in the proxy statement as filed with the SEC on July 18, 2007.
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SLM Corporation (NYSE: SLM), commonly known as Sallie Mae, is the nation’s leading provider of saving- and paying-for-college programs. The company manages $153 billion in education loans and serves nearly 10 million student and parent customers. Through its Upromise affiliates, the company also manages $18 billion in 529 college-savings plans, and 8 million members have joined Upromise to help save for college with rewards on purchases at nearly 70,000 places. Sallie Mae and its subsidiaries offer debt management services as well as business and technical products to a range of business clients, including higher education institutions, student loan guarantors and state and federal agencies. More information is available at www.salliemae.com. SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.
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Sallie Mae      •      12061 Bluemont Way      •      Reston, Virginia 20190       •      www.salliemae.com